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                                                                   EXHIBIT 23.01

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PharmChem, Inc.:

We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Forms S-8 of PharmChem, Inc. of our report dated February 12, 2001, relating to the consolidated balance sheets of PharmChem, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of PharmChem, Inc.




                                             KPMG LLP

San Francisco, California
March 12, 2001